Exhibit 99.1

Stereotaxis Announces $12.5 Million Registered Direct Offering of Common Stock

●	Led by Strategic Industry Partner and Select Institutional Investors
●	Proceeds Strengthen Balance Sheet and Support Commercialization of Innovation Strategy

St. Louis, July 17, 2025 (Globe Newswire) – Stereotaxis, Inc. (NYSE: STXS), a pioneer and global leader in surgical robotics for minimally invasive endovascular intervention, today announced it has entered into definitive agreements with investors for the sale of approximately $12.5 million of its shares of common stock in a registered direct offering, at a price per share of $2.00. The financing is being led by a strategic industry partner along with participation from a select group of institutional investors.

“We appreciate the support of our strategic partner and institutional investors in this offering, the proceeds from which will be used to accelerate product commercialization in this milestone rich year, as well as for research and development and other corporate purposes,” said David Fischel, Chairman and CEO.

The gross proceeds from the offering are expected to be approximately $12.5 million, before deducting placement agent’s fees and other offering expenses. An initial closing of approximately $8.5 million of the financing is expected to close on or about July 18, 2025 and a second closing of $4.0 million of the financing is scheduled to close on or before November 25, 2025, subject to customary closing conditions. Lake Street Capital Markets LLC is acting as the exclusive placement agent for the offering.

The offering is being made pursuant to a prospectus supplement to a shelf registration statement on Form S-3 (File No. 333-272102) that was previously filed with the U.S. Securities and Exchange Commission (“SEC”) and declared effective on June 6, 2023. A final prospectus supplement and accompanying prospectus forming part of such registration statement and containing additional information relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Electronic copies of the prospectus supplement and the accompanying prospectus may also be obtained, when available, by contacting Lake Street Capital Markets, LLC at 920 Second Avenue South, Unit 700, Minneapolis, MN 55402, or e-mail at prospectus@lakestreetcm.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Stereotaxis

Stereotaxis (NYSE: STXS) is a pioneer and global leader in innovative surgical robotics for minimally invasive endovascular intervention. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, expand access to minimally invasive therapy, and enhance the productivity, connectivity, and intelligence in the operating room. Stereotaxis technology has been used to treat over 150,000 patients across the United States, Europe, Asia, and elsewhere. For more information, please visit www.stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, including statements regarding the completion of the Company’s offering and the anticipated use of proceeds therefrom, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to manage expenses at sustainable levels, acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its technology, competitive factors, changes resulting from healthcare policy, dependence upon third-party vendors, timing of regulatory approvals, the impact of pandemics or other disasters, and other risks discussed in the Company’s periodic and other filings with the SEC. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this press release. There can be no assurance that the Company will recognize revenue related to customer purchase orders and other commitments because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control and may be revised, modified, delayed, or canceled.

Stereotaxis Contacts:

David L. Fischel

Chairman and Chief Executive Officer

Kimberly Peery

Chief Financial Officer

314-678-6100

Investors@Stereotaxis.com